UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2022

LOCAL BOUNTI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40125	98-1584830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 W. Main St.

Hamilton, MT 59840

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 640-4016

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

As previously announced, on October 21, 2022 (the “Agreement Date”), Local Bounti Corporation, a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers (the “Purchasers”) pursuant to which the Company agreed to issue and sell to the Purchasers, in a private placement, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Pursuant to the Securities Purchase Agreement, the Company agreed to sell, and the Purchasers agreed to purchase, 9,320,000 shares (the “Common Shares”) of Common Stock at a purchase price of $2.50 (the closing price of the Common Stock on the New York Stock Exchange on October 20, 2022 (the last trading day before the Agreement Date)) per share (the “Private Placement”).

On November 2, 2022, the Company closed on the sale of 3,200,000 shares (the “Second Closing Shares”) of the Company’s Common Stock for gross proceeds of $8,000,000, pursuant to the second closing (the “Second Closing”) under the Securities Purchase Agreement. The Second Closing was subject to the effectiveness of a resale registration statement covering the resale of such Common Shares, which became effective on November 1, 2022.

At an initial closing under the Securities Purchase Agreement on October 21, 2022 (the “Initial Closing”), the Company sold, and certain Purchasers purchased, 6,120,000 shares of Common Stock for gross proceeds of $15.3 million.

Affiliates of certain members of our Board of Directors and executive officers purchased an aggregate of 280,000 shares of Common Stock in the Private Placement.

The gross proceeds to the Company from the Private Placement, before deducting estimated offering expenses payable by the Company, were $23.3 million. The Company expects to use the net proceeds for general corporate purposes.

The representations, warranties and covenants contained in the Securities Purchase Agreement were made solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties. The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which is filed as Exhibit 10.1, and incorporated by reference herein.

Based in part upon the representations of the Purchasers in the Securities Purchase Agreement, the offering and sale of the Securities will be exempt from registration under Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act, and corresponding provisions of state securities or “blue sky” laws. The sales of the Securities by the Company in the Private Placement will not be registered under the Securities Act or any state securities laws and the Securities may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The sale of the Securities will not involve a public offering and will be made without general solicitation or general advertising. In the Securities Purchase Agreement, each Purchaser represented that it is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and it is acquiring the Securities for investment purposes only and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States federal securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement, dated October 21, 2022, by and among the Registrant and the Purchasers named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2022

LOCAL BOUNTI CORPORATION

By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer